INDEPENDENT
BANK CORP.
Parent of Rockland Trust Company

Stockholder Relations	NEWS RELEASE

288 Union Street, Rockland, MA 02370

Investor Relations Contacts:

Chris Oddleifson
President and
Chief Executive Officer
(781) 982-6660

Denis K. Sheahan
Chief Financial Officer
(781) 982-6341

Media Contact:

Richard A. Hall
Marketing Director
(781) 982-6486

INDEPENDENT BANK CORP. ANNOUNCES HIRING OF JANE L. LUNDQUIST

     Rockland, Massachusetts (July 19, 2004). Independent Bank Corp., (NASDAQ: INDB), parent of Rockland Trust Company, today announced that Jane L. Lundquist has joined Rockland Trust Company to serve as Executive Vice President and Director of Retail Banking and Corporate Marketing.

     Prior to joining Rockland Trust Company, Ms. Lundquist served as President and Chief Operating Officer of Cambridgeport Bank in Cambridge, Massachusetts and President of Port Financial Corp., the holding company for the bank. In 2003, Boston Magazine recognized Ms. Lundquist as one of Boston’s “100 Most Influential Women.” Ms. Lundquist holds a Masters in Business Administration degree from the University of Virginia and a Bachelor of Science Degree in Business Administration and Accounting from the University of North Carolina at Chapel Hill.

     “I am delighted to have someone of Jane Lundquist’s caliber join our management team,” said Christopher Oddleifson, President and Chief Executive Officer of Independent Bank Corp. and Rockland Trust Company. “I am very pleased to welcome her aboard.”

     Independent Bank Corp.’s sole bank subsidiary, Rockland Trust Company, currently has $2.8 billion in assets, 56 retail branches, seven Commercial Lending Centers, three Investment Management offices and three Residential Lending Centers located in the Plymouth, Barnstable, Norfolk and Bristol counties of Southeastern Massachusetts. To find out more about Rockland Trust Company and its products visit our web site at www.rocklandtrust.com.

     This press release contains certain “forward-looking statements” with respect to the financial condition, results of operations and business of the Company. Actual results may differ from those contemplated by these statements. The Company wishes to caution readers not to place undue reliance on any forward-looking statements. The Company disclaims any intent or obligation to update publicly any such forward-looking statements, whether in response to new information, future events or otherwise.